Exhibit 99.1

THE CHILDREN’S PLACE REPORTS SECOND QUARTER 2023 RESULTS

Reports Q2 GAAP EPS of ($2.82) versus ($1.01) in Q2 2022

Reports Q2 Adjusted EPS of ($2.12) versus ($0.89) in Q2 2022

Expects Adjusted EPS in the Range of $5.00-$5.25 for the Back Half of 2023

Secaucus, New Jersey – August 17, 2023 – The Children’s Place, Inc. (Nasdaq: PLCE), an omni-channel children’s specialty portfolio of brands with an industry-leading digital-first model, today announced financial results for the second quarter ended July 29, 2023.

Jane Elfers, President and Chief Executive Officer said, “Our Q2 results exceeded our guidance on both the top- and bottom-lines. The top-line beat was the result of a strong digital performance fueled by a strong start to Back-to-School, driven by our successful First-to-Market Back-to-School digital marketing strategies, and our on-trend product assortments. In addition, our wholesale channel delivered another outstanding quarter driven by the strength of our Amazon partnership. The bottom-line beat was the result of our continued strong focus on expense management. With respect to monthly sales cadence, May was our weakest month, June improved significantly with the kickoff of our Back-to-School strategy and July was our strongest month of the quarter.”

Ms. Elfers continued, “Our ecommerce sales were up low single digits for both the month of June and the month of July, driven by a low double digit increase in ecommerce traffic for the quarter. Our ecommerce channel represented an industry-leading 51% of our retail sales in Q2 versus 47% last year and 30% in 2019.”

Ms. Elfers concluded, “We are a more resilient and streamlined Company today than we were pre-pandemic, and we will continue to grow stronger as we move through the balance of this year and beyond. It is early days, but our Back-to-School momentum has continued into Q3, and we are looking forward to capitalizing on our transformation to a digital-first operating model by delivering our back half outlook for our shareholders.”

Second Quarter 2023 Results

Net sales decreased $35.3 million, or 9.3%, to $345.6 million in the three months ended July 29, 2023, compared to $380.9 million in the three months ended July 30, 2022. The decrease in net sales compared to Q2 2022 was primarily due to the impact of a slowdown in consumer demand resulting from the unprecedented inflation impacting our customer, an increase in promotional activity across the sector, and the impact of permanent store closures. Comparable retail sales decreased 9.0% for the quarter.

Gross profit decreased $27.7 million to $87.8 million in the three months ended July 29, 2023, compared to $115.5 million in the three months ended July 30, 2022. Adjusted gross profit decreased $27.0 million to $87.8 million in the three months ended July 29, 2023, compared to $114.8 million in the comparable period last year. Adjusted gross margin deleveraged 480 basis points to 25.4% of net sales versus Q2 2022, primarily the result of lower merchandise margins due to the accelerated liquidation of seasonal inventory, the impact of a significantly larger wholesale business which operates at a lower gross margin rate but is accretive to operating margin, higher input and supply chain costs, and the deleverage of fixed expenses resulting from the decline in net sales. Adjusted gross margin of 25.4% in Q2 2023 compares to Q2 2022 adjusted gross margin of 30.2%.

Selling, general, and administrative expenses were $112.0 million in the three months ended July 29, 2023, compared to $114.7 million in the three months ended July 30, 2022. Adjusted SG&A was $101.7 million in the three months ended July 29, 2023, compared to $113.5 million in the comparable period last year. Adjusted SG&A levered by 40 basis points to 29.4% of net sales versus Q2 2022, primarily as a result of reductions in store expenses, home office payroll, and equity compensation expense partially offset by the deleverage of fixed expenses resulting from the decline in net sales and higher planned marketing spend.

Operating loss was $36.9 million in the three months ended July 29, 2023, compared to $13.8 million in the three months ended July 30, 2022. Adjusted operating loss was $25.0 million in the three months ended July 29, 2023, compared to $11.7 million in the comparable period last year. Q2 2023 adjusted operating loss deleveraged 410 basis points to (7.2%) of net sales versus Q2 2022.

Net interest expense was $7.6 million in the three months ended July 29, 2023, compared to $2.6 million in the three months ended July 30, 2022. The increase in interest expense versus Q2 2022 was driven by higher borrowings and higher average interest rates associated with the Company’s revolving credit facility and term loan due to continued market-based rate increases.

Net loss was $35.4 million, or ($2.82) per diluted share, in the three months ended July 29, 2023, compared to $13.3 million, or ($1.01) per diluted share, in the three months ended July 30, 2022. Adjusted net loss was $26.5 million, or ($2.12) per diluted share, compared to $11.7 million, or ($0.89) per diluted share, in the comparable period last year.

Fiscal Year-To-Date 2023 Results

Net sales decreased $76.0 million, or 10.2%, to $667.2 million in the six months ended July 29, 2023, compared to $743.2 million in the six months ended July 30, 2022. The decrease in net sales compared to year-to-date 2022 was primarily due to the impact of a slowdown in consumer demand resulting from the unprecedented inflation impacting our customer, an increase in promotional activity across the sector and the impact of permanent store closures. Comparable retail sales decreased 8.6% for the six months ended July 29, 2023.

Gross profit decreased $73.2 million to $184.2 million in the six months ended July 29, 2023, compared to $257.4 million in the six months ended July 30, 2022. Adjusted gross profit decreased $72.5 million to $184.2 million in the six months ended July 29, 2023, compared to $256.7 million in the comparable period last year. Adjusted gross margin deleveraged 690 basis points to 27.6% of net sales versus year-to-date 2022, primarily the result of lower merchandise margins due to the accelerated liquidation of seasonal inventory, the impact of a significantly larger wholesale business which operates at a lower gross margin rate but is accretive to operating margin, higher input and supply chain costs, and the deleverage of fixed expenses resulting from the decline in net sales. Adjusted gross margin of 27.6% in year-to-date 2023 compares to year-to-date 2022 adjusted gross margin of 34.5%.

Selling, general, and administrative expenses were $224.9 million in the six months ended July 29, 2023, compared to $223.7 million in the six months ended July 30, 2022. Adjusted SG&A was $210.8 million in the six months ended July 29, 2023, compared to $221.7 million in the comparable period last year. Adjusted SG&A deleveraged 180 basis points to 31.6% of net sales versus year-to-date 2022, primarily as a result of the deleverage of fixed expenses resulting from the decline in net sales and higher planned marketing spend partially offset by reductions in store expenses, home office payroll, and equity compensation expense.

Operating loss was $67.0 million in the six months ended July 29, 2023, compared to operating income of $5.4 million in the six months ended July 30, 2022. Adjusted operating loss was $49.5 million in the six months ended July 29, 2023, compared to adjusted operating income of $8.9 million in the comparable period last year. Year-to-date 2023 adjusted operating loss deleveraged 860 basis points to (7.4%) of net sales versus year-to-date 2022, which was 1.2% of net sales.

Net interest expense was $13.5 million in the six months ended July 29, 2023, compared to $4.3 million in the six months ended July 30, 2022. The increase in interest expense versus year-to-date 2022 was driven by higher borrowings and higher average interest rates associated with the Company’s revolving credit facility and term loan due to continued market-based rate increases.

Net loss was $64.2 million, or ($5.16) per diluted share, in the six months ended July 29, 2023, compared to net income of $6.5 million, or $0.48 per diluted share, in the six months ended July 30, 2022. Adjusted net loss was $51.2 million, or ($4.12) per diluted share, compared to adjusted net income of $2.8 million, or $0.21 per diluted share, in the comparable period last year.

Store Update

The Company ended the second quarter of 2023 with 596 stores and square footage of 2.9 million, a decrease of 9% compared to the prior year. Consistent with the Company’s store fleet optimization initiative, the Company permanently closed 3 stores during the second quarter of 2023 and has permanently closed 603 stores since 2013 and decreased total square footage by 2.4 million square feet or approximately 45%. The Company is planning to close a total of approximately 80 - 100 stores this year.

Balance Sheet and Cash Flow

As of July 29, 2023, the Company had $19 million of cash and cash equivalents and $348 million outstanding on its revolving credit facility. Additionally, the Company used $38 million in operating cash flows in the three months ended July 29, 2023.

Inventories were $537 million as of July 29, 2023, a decrease of 12.9% versus last year due to the combination of the accelerated liquidation of seasonal inventory and reductions in average unit costs, compared to $616 million in the same period last year.

Outlook

The Company is providing guidance for the back half of 2023, the third quarter of 2023, and narrowing its previously provided guidance for the full year.

For the back half of 2023 (combined 3rd and 4th quarters) the Company continues to expect to deliver double-digit operating margin, driven by the combination of decreasing input and supply chain costs embedded in its inventory, the benefit from reduced inventory levels and strong expense discipline.

•	Net sales for the combined 3rd and 4th quarters are expected to be in the range of $910 million to $920 million, representing a decrease in the mid-single digit percentage range as compared to the prior fiscal year.
•	Adjusted operating income for the six-month period is expected to be approximately 10% of net sales.
•	Interest for the combined six-month period is expected to be approximately $13 million and the tax rate is expected to be approximately 20% to 21%.
•	Adjusted net income per diluted share for the six-month period is estimated to be in the range of $5.00 to $5.25 based upon an anticipated weighted average number of shares of 12.8 million.

For the third quarter of 2023, the Company expects:

•	Net sales in the range of $470 million to $475 million, representing an approximately 7% decrease as compared to the prior year third quarter.
•	Adjusted operating profit for the third quarter is expected to be approximately 13.5% of net sales.
•	Interest expense is expected to be approximately $7.0 million to $7.5 million for the third quarter and the tax rate is expected to be approximately 20% to 21%.
•	Adjusted net income per diluted share is estimated to be in the range of $3.55 to $3.65 based upon an anticipated weighted average number of shares of 12.7 million.

The Company is narrowing its previously provided guidance for the full year 2023 and now expects net sales for the full year to be in the range of $1.575 billion to $1.585 billion, adjusted operating profit is estimated to be in the range of 2.7% to 3.0% of net sales and net income per diluted share is estimated to be in the range of $1.00 to $1.25 based upon an anticipated weighted average number of shares of 12.6 million.

Additional details underlying the Company’s outlook for the second quarter and full year 2023 will be provided on the conference call and will also be available in the conference call transcript which will be posted on the Company’s website. An audio archive will also be available on the Company’s website.

Non-GAAP Reconciliation

The Company’s results are reported in this press release on a GAAP and as adjusted, non-GAAP basis. Adjusted net income (loss), adjusted net income (loss) per diluted share, adjusted gross profit, adjusted selling, general, and administrative expenses, and adjusted operating income (loss) are non-GAAP measures, and are not intended to replace GAAP financial information, and may be different from non-GAAP measures reported by other companies. The Company believes the expense items excluded as non-GAAP adjustments are not reflective of the performance of its core business, and that providing this supplemental disclosure to investors will facilitate comparisons of the past and present performance of its core business.

Please refer to the “Reconciliation of Non-GAAP Financial Information to GAAP” later in this press release, which sets forth the non-GAAP adjustments for the 13-week periods and 26-week periods ended July 29, 2023, and July 30, 2022.

Conference Call Information

The Children’s Place will host a conference call on Thursday, August 17, 2023 at 8:00 a.m. Eastern Time to discuss its second quarter 2023 results.

The call will be broadcast live at http://investor.childrensplace.com. An audio transcript will be available on the Company’s website approximately one hour after the conclusion of the call.

About The Children’s Place

The Children’s Place is an omni-channel children’s specialty portfolio of brands with an industry-leading digital-first model. Its global retail and wholesale network includes four digital storefronts, more than 500 stores in North America, wholesale marketplaces and distribution in 16 countries through six international franchise partners. The Children’s Place is proud to be a women-led Company, including industry-leading gender diversity in senior management and throughout all levels of its workforce, and of its commitment to sustainable business practices that benefit its customers, associates, investors, suppliers and the communities it serves.  The Children’s Place designs, contracts to manufacture, and sells fashionable, high-quality apparel, accessories and footwear predominantly at value prices, primarily under its proprietary brands: “The Children’s Place”, “Gymboree”, “Sugar & Jade”, and “PJ Place”. For more information, visit: www.childrensplace.com, www.gymboree.com, www.sugarandjade.com and www.pjplace.com, as well as the Company’s social media channels on Instagram, Facebook, X, formerly known as Twitter, YouTube and Pinterest.

Forward Looking Statements

This press release contains or may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to statements relating to the Company’s strategic initiatives and results of operations, including adjusted net income (loss) per diluted share. Forward-looking statements typically are identified by use of terms such as “may,” “will,” “should,” “plan,” “project,” “expect,” “anticipate,” “estimate” and similar words, although some forward-looking statements are expressed differently. These forward-looking statements are based upon the Company's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results and performance to differ materially. Some of these risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission, including in the “Risk Factors” section of its annual report on Form 10-K for the fiscal year ended January 28, 2023. Included among the risks and uncertainties that could cause actual results and performance to differ materially are the risk that the Company will be unsuccessful in gauging fashion trends and changing consumer preferences, the risks resulting from the highly competitive nature of the Company’s business and its dependence on consumer spending patterns, which may be affected by changes in economic conditions (including inflation), the risks related to the COVID-19 pandemic, including the impact of the COVID-19 pandemic on our business or the economy in general, the risk that the Company’s strategic initiatives to increase sales and margin are delayed or do not result in anticipated improvements, the risk of delays, interruptions, disruptions and higher costs in the Company’s global supply chain, including resulting from COVID-19 or other disease outbreaks, foreign sources of supply in less developed countries, more politically unstable countries, or countries where vendors fail to comply with industry standards or ethical business practices, including the use of forced, indentured or child labor, the risk that the cost of raw materials or energy prices will increase beyond current expectations or that the Company is unable to offset cost increases through value engineering or price increases, various types of litigation, including class action litigations brought under consumer protection, employment, and privacy and information security laws and regulations, the imposition of regulations affecting the importation of foreign-produced merchandise, including duties and tariffs, and the uncertainty of weather patterns. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:  Investor Relations (201) 558-2400 ext. 14500

(Tables to follow)

THE CHILDREN’S PLACE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Second Quarter Ended		Year-to-Date Ended
	July 29, 2023	July 30, 2022	July 29, 2023	July 30, 2022
Net sales	$345,599	$380,885	$667,239	$743,235
Cost of sales	257,840	265,422	483,019	485,867
Gross profit	87,759	115,463	184,220	257,368
Selling, general and administrative expenses	111,965	114,672	224,895	223,708
Depreciation and amortization	11,953	13,241	23,801	26,856
Asset impairment charges	782	1,379	2,532	1,379
Operating income (loss)	(36,941)	(13,829)	(67,008)	5,425
Interest expense, net	(7,641)	(2,589)	(13,543)	(4,294)
Income (loss) before benefit for income taxes	(44,582)	(16,418)	(80,551)	1,131
Benefit for income taxes	(9,227)	(3,120)	(16,363)	(5,402)
Net income (loss)	$(35,355)	$(13,298)	$(64,188)	$6,533

Earnings (loss) per common share
Basic	$(2.82)	$(1.01)	$(5.16)	$0.49
Diluted	$(2.82)	$(1.01)	$(5.16)	$0.48

Weighted average common shares outstanding
Basic	12,522	13,147	12,448	13,384
Diluted	12,522	13,147	12,448	13,532

THE CHILDREN’S PLACE, INC.

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION TO GAAP

(In thousands, except per share amounts)

(Unaudited)

	Second Quarter Ended		Year-to-Date Ended
	July 29, 2023	July 30, 2022	July 29, 2023	July 30, 2022
Net income (loss)	$(35,355)	$(13,298)	$(64,188)	$6,533

Non-GAAP adjustments:
Restructuring costs	9,659	194	9,928	229
Accelerated depreciation	907	209	907	746
Asset impairment charges	782	1,379	2,532	1,379
Contract termination costs	546	—	2,962	—
Fleet optimization	81	(177)	1,168	151
Professional and consulting fees	—	122	—	610
Provision for foreign settlement	—	375	—	375
Aggregate impact of non-GAAP adjustments	11,975	2,102	17,497	3,490
Income tax effect (1)	(3,113)	(477)	(4,549)	(837)
Settlement of tax examination	—	—	—	(6,379)
Net impact of non-GAAP adjustments	8,862	1,625	12,948	(3,726)

Adjusted net income (loss)	$(26,493)	$(11,673)	$(51,240)	$2,807

GAAP net income (loss) per common share	$(2.82)	$(1.01)	$(5.16)	$0.48

Adjusted net income (loss) per common share	$(2.12)	$(0.89)	$(4.12)	$0.21

(1) The tax effects of the non-GAAP items are calculated based on the statutory rate of the jurisdiction in which the discrete item resides.

	Second Quarter Ended		Year-to-Date Ended
	July 29, 2023	July 30, 2022	July 29, 2023	July 30, 2022
Operating income (loss)	$(36,941)	$(13,829)	$(67,008)	$5,425

Non-GAAP adjustments:
Restructuring costs	9,659	194	9,928	229
Accelerated depreciation	907	209	907	746
Asset impairment charges	782	1,379	2,532	1,379
Contract termination costs	546	—	2,962	—
Fleet optimization	81	(177)	1,168	151
Professional and consulting fees	—	122	—	610
Provision for foreign settlement	—	375	—	375
Aggregate impact of non-GAAP adjustments	11,975	2,102	17,497	3,490

Adjusted operating income (loss)	$(24,966)	$(11,727)	$(49,511)	$8,915

THE CHILDREN’S PLACE, INC.

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION TO GAAP

(In thousands, except per share amounts)

(Unaudited)

	Second Quarter Ended		Year-to-Date Ended
	July 29, 2023	July 30, 2022	July 29, 2023	July 30, 2022
Gross profit	$87,759	$115,463	$184,220	$257,368

Non-GAAP adjustments:
Fleet optimization	—	(621)	—	(621)
Aggregate impact of non-GAAP adjustments	—	(621)	—	(621)

Adjusted gross profit	$87,759	$114,842	$184,220	$256,747

	Second Quarter Ended		Year-to-Date Ended
	July 29, 2023	July 30, 2022	July 29, 2023	July 30, 2022
Selling, general and administrative expenses	$111,965	$114,672	$224,895	$223,708

Non-GAAP adjustments:
Restructuring costs	(9,659)	(194)	(9,928)	(229)
Contract termination costs	(546)	—	(2,962)	—
Fleet optimization	(81)	(444)	(1,168)	(772)
Provision for foreign settlement	—	(375)	—	(375)
Professional and consulting fees	—	(122)	—	(610)
Aggregate impact of non-GAAP adjustments	(10,286)	(1,135)	(14,058)	(1,986)

Adjusted selling, general and administrative expenses	$101,679	$113,537	$210,837	$221,722

THE CHILDREN’S PLACE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	July 29, 2023	January 28, 2023*	July 30, 2022
Assets:
Cash and cash equivalents	$18,846	$16,689	$28,193
Accounts receivable	33,073	49,584	44,445
Inventories	536,980	447,795	616,436
Prepaid expenses and other current assets	65,108	47,875	59,383
Total current assets	654,007	561,943	748,457

Property and equipment, net	141,244	149,874	154,738
Right-of-use assets	112,325	155,481	167,619
Tradenames, net	70,491	70,891	71,292
Other assets, net	45,018	48,092	32,352
Total assets	$1,023,085	$986,281	$1,174,458

Liabilities and Stockholders' Equity:
Revolving loan	$347,546	$286,990	$283,931
Accounts payable	262,369	177,147	303,776
Current portion of operating lease liabilities	65,266	78,576	78,989
Accrued expenses and other current liabilities	124,970	105,672	126,401
Total current liabilities	800,151	648,385	793,097

Long-term debt	49,785	49,752	49,718
Long-term portion of operating lease liabilities	63,714	96,482	112,386
Other long-term liabilities	23,505	33,184	35,076
Total liabilities	937,155	827,803	990,277

Stockholders' equity	85,930	158,478	184,181
Total liabilities and stockholders' equity	$1,023,085	$986,281	$1,174,458

* Derived from the audited consolidated financial statements included in the Company's Annual Report on Form 10-K for the fiscal year ended January 28, 2023.

THE CHILDREN’S PLACE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Year-to-Date Ended
	July 29, 2023	July 30, 2022
Net income (loss)	$(64,188)	$6,533
Non-cash adjustments	63,571	84,391
Working capital	(32,086)	(143,713)
Net cash used in operating activities	(32,703)	(52,789)

Net cash used in investing activities	(18,261)	(19,123)

Net cash provided by financing activities	52,969	45,714

Effect of exchange rate changes on cash and cash equivalents	154	(396)

Net increase (decrease) in cash and cash equivalents	2,157	(26,594)

Cash and cash equivalents, beginning of period	16,689	54,787

Cash and cash equivalents, end of period	$18,846	$28,193